EXHIBIT 99.1


                         E-LOAN, Inc. Supports Growth by
                    Renewing Warehouse Line Capacity Increase

          E-LOAN's Combined Mortgage Warehouse Lines Total $575 Million


     DUBLIN, Calif., Dec. 5, 2002 -- E-LOAN, Inc. (Nasdaq: EELN), an online lending company, today announced that it renewed the warehouse line capacity increase announced on August 28, 2002. E-LOAN increased its warehouse line of credit with Greenwich Capital Financial Products from $300 million to $425 million and increased its warehouse line of credit with WarehouseBank, a unit of GMAC Bank, from $70 million to $150 million. The increases will remain in effect through the scheduled warehouse line expiration dates in March 2003 and September 2003, respectively.

     The warehouse lines of credit are available for borrowings for interim financing of first mortgage and home equity loans and are collateralized by E-LOAN's mortgage and home equity loans held-for-sale. E-LOAN uses warehouse credit facilities to fund its mortgage and home equity loans prior to their sale to capital market loan purchasers, which typically occurs within 30 days of funding. E-LOAN actively manages its warehouse line requirements to ensure sufficient production capability while minimizing the costs associated with additional line capacity.

     "We increased our warehouse lines to support our current and forecasted production requirements," said Matt Roberts, E-LOAN's Chief Financial Officer. "The additional capacity enables us to meet the demands of our growing mortgage and home equity businesses."


About E-LOAN, Inc.
E-LOAN, Inc., an online lending company, offers consumer loans and debt management services online at www.eloan.com or 1-800-E-LOAN-22. E-LOAN has reengineered the consumer loan process by offering a broad choice of products from many lenders for mortgages, home equity loans, and auto loans in a secure online environment, combined with comprehensive personal service from dedicated loan consultants. From inception through September 2002, E-LOAN originated and sold over $11.8 billion in consumer loans. The company's loan processing centers are located in Dublin, CA and Jacksonville, FL. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN's periodic filings with the Securities and Exchange Commission.

                                      # # #